Exhibit 99.1

Press Release

Press Contact:	Investor Relations Contact:
Robyn Jenkins-Blum	Laura Graves
Cisco	Cisco
+1 (408) 853-9848	+1 (408) 526-6521
rojenkin@cisco.com	lagraves@cisco.com

CISCO REPORTS FOURTH QUARTER AND FISCAL YEAR 2009 EARNINGS

•	Q4 Net Sales: $8.5 billion (decrease of 18% year over year)

•	Q4 Net Income: $1.1 billion GAAP*; $1.8 billion non-GAAP

•	Q4 Earnings per Share: $0.19 GAAP*; $0.31 non-GAAP

•	FY 2009 Net Sales: $36.1 billion (decrease of 9% year over year)

•	FY 2009 Net Income: $6.1 billion GAAP*; $8.0 billion non-GAAP

•	FY 2009 Earnings per Share: $1.05 GAAP*; $1.35 non-GAAP

SAN JOSE, Calif. – August 5, 2009 – Cisco, the worldwide leader in networking that transforms how people connect, communicate and collaborate, today reported its fourth quarter and fiscal year results for the period ended July 25, 2009. Cisco reported fourth quarter net sales of $8.5 billion, net income on a generally accepted accounting principles (GAAP) basis of $1.1 billion or $0.19 per share, and non-GAAP net income of $1.8 billion or $0.31 per share.

“Cisco delivered very solid quarterly and annual results in a challenging economic environment, as we continued our focus on disciplined execution and our customers’ success,” said John Chambers, chairman and chief executive officer, Cisco. “We are confident in our strategic position in both existing and thirty adjacent markets. We saw a number of positive signs this quarter in the economy and in our business, especially comparing our sequential quarter-over-quarter order trends. If we continue to see these positive order trends for the next one to two quarters, we believe there is a good chance we will look back and see that the tipping point occurred in our business in Q4.”

Chambers continued, “Cisco’s goal is transformational: to become a next-generation company and continue to enhance our market position by executing on our growth opportunities. We see the network truly becoming the platform for innovation and new business models which are enabled by collaboration technologies.”

Q4 GAAP Results

	Q4 2009		Q4 2008	Vs. Q4 2008
Net Sales	$8.5 billion		$10.4 billion	-17.6%
Net Income	$1.1 billion	*	$2.0 billion	-46.3%
Earnings per Share	$0.19	*	$0.33	-42.4%

Q4 Non-GAAP Results

	Q4 2009	Q4 2008	Vs. Q4 2008
Net Income	$1.8 billion	$2.4 billion	-23.2%
Earnings per Share	$0.31	$0.40	-22.5%

Fiscal Year GAAP Results

	FY 2009		FY 2008	Vs. FY 2008
Net Sales	$36.1 billion		$39.5 billion	-8.7%
Net Income	$6.1 billion	*	$8.1 billion	-23.8%
Earnings per Share	$1.05	*	$1.31	-19.8%

Fiscal Year Non-GAAP Results

	FY 2009	FY 2008	Vs. FY 2008
Net Income	$8.0 billion	$9.6 billion	-17.0%
Earnings per Share	$1.35	$1.56	-13.5%

*	GAAP net income and GAAP earnings per share for the fourth quarter of fiscal 2009 and for fiscal year 2009 include a tax charge of $174 million or $0.03 per share and a charge for enhanced early retirement benefits of $138 million or $0.02 per share. A reconciliation between net income on a GAAP basis and non-GAAP net income is provided in the table on page 7.

Cisco will discuss fourth quarter and fiscal year 2009 results and business outlook on a conference call and webcast at 1:30 p.m. Pacific Time today. Call information and related charts are available at http://www.cisco.com/go/investors.

Other Financial Highlights

•

Cash flows from operations were $2.0 billion for the fourth quarter of fiscal 2009, compared with $3.5 billion for the fourth quarter of fiscal 2008, and compared with $2.0 billion for the third quarter of fiscal 2009. Cash flows from operations were $9.9 billion for fiscal 2009, compared with $12.1 billion for fiscal 2008.

•

Cash and cash equivalents and investments were $35.0 billion at the end of fiscal 2009, compared with $26.2 billion at the end of fiscal 2008, and compared with $33.6 billion at the end of the third quarter of fiscal 2009.

•	Deferred revenue was $9.4 billion at the end of fiscal 2009, compared with $8.9 billion at the end of fiscal 2008, and compared with $8.8 billion at the end of the third quarter of fiscal 2009.

•

During the fourth quarter of fiscal 2009, Cisco repurchased 42 million shares of common stock at an average price of $19.02 per share for an aggregate purchase price of $800 million. During fiscal 2009, Cisco repurchased 202 million shares of common stock at an average price of $17.89 per share for an aggregate purchase price of $3.6 billion. As of July 25, 2009, Cisco had repurchased and retired 2.8 billion shares of Cisco common stock at an average price of $20.41 per share for an aggregate purchase price of approximately $57.2 billion since the inception of the stock repurchase program. The remaining authorized repurchase amount as of July 25, 2009 was $4.8 billion with no termination date.

•

Days sales outstanding in accounts receivable (DSO) at the end of the fourth quarter of fiscal 2009 were 34 days, compared with 34 days at the end of the fourth quarter of fiscal 2008, and compared with 27 days at the end of the third quarter of fiscal 2009.

•

Inventory turns on a GAAP basis were 11.7 in the fourth quarter of fiscal 2009, compared with 11.9 in the fourth quarter of fiscal 2008, and compared with 11.0 in the third quarter of fiscal 2009. Non-GAAP inventory turns were 11.3 in the fourth quarter of fiscal 2009, compared with 11.6 in the fourth quarter of fiscal 2008, and compared with 10.7 in the third quarter of fiscal 2009.

“Today’s results validate that our business strategy and disciplined expense management enabled continued profitability in a tough worldwide economic environment,” said Frank Calderoni, chief financial officer, Cisco. “Our strategy and execution in operational excellence, our strong financial position as evidenced by $35 billion in cash and investments, and our continued focus on innovation are delivering results.”

Select Q4 Global Business Highlights:

•

Cisco launched its Smart+Connected Communities initiative, the first business initiative incubated from the Globalisation Centre East in Bangalore, India, which provides a network-enabled blueprint for successful smart cities of the future that run on networked information.

•	Cisco introduced a new ‘Cultivated Innovation Model’ to accelerate local innovation in China, and announced the opening of a green technology research and development lab with Tsinghua University.

Acquisitions

•	Cisco completed its acquisition of Pure Digital Technologies, Inc., the creator of the Flip VideoTM brand and a pioneer in developing consumer-friendly video solutions with mass-market appeal.

•	Cisco completed its acquisition of Tidal Software, Inc., a developer of intelligent application management and automation solutions.

Cisco Innovation

•	Cisco® Collaboration in Motion brings together the power of collaboration with the performance of the Cisco Unified Wireless Network to extend collaborative experiences to the mobile workspace.

•

Cisco introduced new programs and products, including the Cisco Unified IP Phone 6900 Series and Cisco Unified Videoconferencing 7.0, designed to enable its channel partners to participate in the $34 billion collaboration market.

•

AT&T, BT and Tata Communications, together with Cisco, demonstrated the technical ability for a Cisco TelePresence® user to call others on any carrier network with high levels of security and reliability.

•

Cisco announced the expansion of the Cisco Unified Computing System® family to include the new C-Series of Rack-Mount Servers designed to help accelerate the adoption of unified computing and data center virtualization solutions.

•	Cisco unveiled a set of security solutions, including embedded RSA Data Loss Prevention technology, designed to prevent loss of data across corporate networks while users are in motion.

•	Cisco announced Smart Connected Buildings as its newest emerging technology, providing the intelligence to interconnect and enable building systems over the IP network.

Select Customer Announcements

•	Cisco announced that the National Football League’s Dallas Cowboys and Major League Baseball’s Toronto Blue Jays have each deployed the Cisco Connected Sports solution.

•

Starwood Hotels and Tata Communications announced an agreement to roll out Cisco TelePresence rooms in selected Starwood hotels in major cities around the world. Marriott International and AT&T also announced plans to roll out Cisco TelePresence suites in 25 major cities.

•	UnitedHealth Group and Cisco launched the Connected Care program, a national telehealth network initiative to expand health care access with remote video technology.

•

In Australia, University of Queensland is working with Cisco to create a collaborative academic experience with one of the world’s largest 802.11n wireless networks across 49 sites located throughout Queensland.

•

SEACOM and Cisco unveiled a new undersea fibre optic network designed to deliver unprecedented capacity and connectivity to Africa by linking south and east Africa to global networks via India and Europe.

•	Cisco and IBM teamed to help Dutch utility Nuon and the City of Amsterdam focus on smarter use of energy by enabling consumers to make more informed decisions about their energy consumption.

•	Cisco and JSC Kazakhtelecom extended their cooperation to accelerate Kazakhstan’s national broadband development to help bridge the gap between urban and rural areas.

Editor’s Note:

•

Q4 and FY 2009 conference call to discuss Cisco’s results along with its business outlook will be held at 1:30 p.m. Pacific Time, Wednesday, August 5, 2009. Conference call number is 888-848-6507 (United States) or 212-519-0847 (international).

•

Conference call replay will be available from 4:30 p.m. Pacific Time, August 5, 2009 to 4:30 p.m. Pacific Time, August 12, 2009 at 866-357-4205 (United States) or 203-369-0122 (international). The replay also will be available via webcast from August 5, 2009 through October 16, 2009 on the Cisco Investor Relations website at http://www.cisco.com/go/investors.

•

Additional information regarding Cisco’s financials, as well as a webcast of the conference call with visuals designed to guide participants through the call, will be available at 1:30 p.m. Pacific Time, August 5, 2009. Text of the conference call’s prepared remarks will be available within 24 hours of completion of the call. The webcast will include both the prepared remarks and the question-and-answer session. This information, along with GAAP reconciliation information, will be available on the Cisco Investor Relations website at http://www.cisco.com/go/investors.

•

A Q&A with Cisco’s Chairman and CEO John Chambers and CFO Frank Calderoni about Q4 and FY 2009 results will be available at http://newsroom.cisco.com. A video of CFO Frank Calderoni discussing the quarter can be viewed at http://blogs.cisco.com.

About Cisco

Cisco (NASDAQ: CSCO) is the worldwide leader in networking that transforms how people connect, communicate and collaborate. Information about Cisco can be found at http://www.cisco.com. For ongoing news, visit http://newsroom.cisco.com.

# # #

This release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding future events (such as future order trends, the enhancement of Cisco’s market position, the continuing development of the network as the platform, and Cisco’s continued focus on innovation) and the future financial performance of Cisco that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors, including: business and economic conditions and growth trends in the networking industry, our customer markets and various geographic regions; global economic conditions and uncertainties in the geopolitical environment; overall information technology spending; the growth and evolution of the Internet and levels of capital spending on Internet-based systems; variations in customer demand for products and services, including sales to the service provider market and other customer markets; the return on our investments in certain market adjacencies and geographical locations during the current economic downturn; the timing of orders and manufacturing and customer lead times; changes in customer order patterns or customer mix; insufficient, excess or obsolete inventory; variability of component costs; variations in sales channels, product costs or mix of products sold; our ability to successfully acquire businesses and technologies and to successfully integrate and operate these acquired businesses and technologies; increased competition in our product and service markets, including the data center; dependence on the introduction and market acceptance of new product offerings and standards; rapid technological and market change; manufacturing and sourcing risks; product defects and returns; litigation involving patents, intellectual property, antitrust, shareholder and other matters, and governmental investigations; natural catastrophic events; a pandemic or epidemic; our ability to achieve the benefits anticipated from our investments in sales and engineering activities; our ability to recruit and retain key personnel; our ability to manage financial risk, and to manage expenses during the current economic downturn; risks related to the global nature of our operations, including our operations in emerging markets; currency fluctuations and other international factors; changes in provision for income taxes, including changes in tax laws and regulations or adverse outcomes resulting from examinations of our income tax returns; potential volatility in operating results; and other factors listed in Cisco’s most recent reports on Form 10-K and Form 10-Q. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in Cisco’s most recent reports on Form 10-K and Form 10-Q, as each may be amended from time to time. Cisco’s results of operations for the three and twelve months ended July 25, 2009 are not necessarily indicative of Cisco’s operating results for any future periods. Any projections in this release are based on limited information currently available to Cisco, which is subject to change. Although any such projections and the factors influencing them will likely change, Cisco will not necessarily update the information, since Cisco will only provide guidance at certain points during the year. Such information speaks only as of the date of this release.

This release includes non-GAAP net income, non-GAAP net income per share data, shares used in non-GAAP net income per share calculation, and non-GAAP inventory turns.

These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Cisco believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Cisco’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Cisco’s results of operations in conjunction with the corresponding GAAP measures.

Cisco believes that the presentation of non-GAAP net income, non-GAAP net income per share data and shares used in non-GAAP net income per share calculation, when shown in conjunction with the corresponding GAAP measures, provides useful information to investors and management regarding financial and business trends relating to its financial condition and results of operations. In addition, Cisco believes that the presentation of non-GAAP inventory turns provides useful information to investors and management regarding financial and business trends relating to inventory management based on the operating activities of the period presented.

For its internal budgeting process, Cisco’s management uses financial statements that do not include, when applicable, employee share-based compensation expense, in-process research and development, amortization of acquisition-related intangible assets, other acquisition-related costs, enhanced early retirement benefits, the income tax effects of the foregoing, significant effects of retroactive tax legislation, and significant transfer pricing adjustments related to share-based compensation. Cisco’s management also uses the foregoing non-GAAP measures, in addition to the corresponding GAAP measures, in reviewing the financial results of Cisco. In prior periods, Cisco has excluded other items that it no longer excludes for purposes of its non-GAAP financial measures; for example, effective in the third quarter of fiscal 2009, Cisco no longer excludes payroll tax on stock option exercises. From time to time in the future, there may be other items that Cisco may exclude for purposes of its internal budgeting process and in reviewing its financial results.

For additional information on the items excluded by Cisco from one or more of its non-GAAP financial measures, refer to the Form 8-K regarding this release furnished today to the Securities and Exchange Commission.

Copyright ©2009 Cisco Systems, Inc. All rights reserved. Cisco, the Cisco logo, Cisco Systems, Cisco TelePresence, Cisco Unified Computing System, Flip Video, Cisco WebEx, WebEx, and WebEx Meeting Center are registered trademarks or trademarks of Cisco Systems, Inc. and/or its affiliates in the United States and certain other countries. All other trademarks mentioned in this document are the property of their respective owners. This document is Cisco Public Information.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per-share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	July 25, 2009	July 26, 2008	July 25, 2009	July 26, 2008
NET SALES:

Product	$6,729	$8,640	$29,131	$33,099
Service	1,806	1,724	6,986	6,441

Total net sales	8,535	10,364	36,117	39,540

COST OF SALES:
Product	2,436	3,068	10,481	11,660
Service	638	665	2,542	2,534

Total cost of sales	3,074	3,733	13,023	14,194

GROSS MARGIN	5,461	6,631	23,094	25,346

OPERATING EXPENSES:
Research and development	1,280	1,350	5,208	5,325
Sales and marketing	2,009	2,249	8,403	8,690
General and administrative	488	354	1,565	1,387
Amortization of purchased intangible assets	164	149	533	499
In-process research and development	60	—	63	3

Total operating expenses	4,001	4,102	15,772	15,904

OPERATING INCOME	1,460	2,529	7,322	9,442

Interest income (expense), net	56	188	499	824
Other income (loss), net	17	(31)	(128)	(11)

Interest and other income (loss), net	73	157	371	813

INCOME BEFORE PROVISION FOR INCOME TAXES	1,533	2,686	7,693	10,255
Provision for income taxes	452	672	1,559	2,203

NET INCOME	$1,081	$2,014	$6,134	$8,052

Net income per share:
Basic	$0.19	$0.34	$1.05	$1.35

Diluted	$0.19	$0.33	$1.05	$1.31

Shares used in per-share calculation:
Basic	5,777	5,898	5,828	5,986

Diluted	5,813	6,034	5,857	6,163

Certain reclassifications have been made to prior period amounts to conform to the current period’s presentation.

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

(In millions, except per-share amounts)

	Three Months Ended		Twelve Months Ended
	July 25, 2009	July 26, 2008	July 25, 2009	July 26, 2008
GAAP net income	$1,081	$2,014	$6,134	$8,052
Employee share-based compensation expense	305	258	1,140	1,025
Payroll tax on stock option exercises (1)	—	3	1	23
In-process research and development	60	—	63	3
Amortization of acquisition-related intangible assets	203	203	723	732
Other acquisition-related costs (2)	60	68	383	427
Enhanced early retirement benefits	138	—	138	—

Total adjustments to GAAP income before provision for income taxes	766	532	2,448	2,210

Income tax effect	(182)	(151)	(694)	(677)
Effect of retroactive tax legislation (3)	—	—	(106)	—
Transfer pricing adjustment related to share-based compensation (4)	174	—	174	—

Total adjustments to GAAP provision for income taxes	(8)	(151)	(626)	(677)

Non-GAAP net income	$1,839	$2,395	$7,956	$9,585

Diluted net income per share:
GAAP	$0.19	$0.33	$1.05	$1.31

Non-GAAP	$0.31	$0.40	$1.35	$1.56

Shares used in diluted net income per share calculation:
GAAP	5,813	6,034	5,857	6,163

Non-GAAP	5,840	6,018	5,876	6,153

(1)	Effective in the third quarter of fiscal 2009, Cisco no longer excludes payroll tax on stock option exercises for purposes of its non-GAAP financial measures.

(2)	Other acquisition-related costs consist primarily of cash and share-based compensation expenses related to acquisitions and investments.

(3)

In the first quarter of fiscal 2009, a $106 million tax benefit was included in the GAAP net income as a result of the Tax Extenders and Alternative Minimum Tax Relief Act of 2008, which reinstated the U.S. federal R&D tax credit retroactive to January 1, 2008.

(4)

In the fourth quarter of fiscal 2009, the U.S. Court of Appeals for the Ninth Circuit overturned a 2005 U.S. Tax Court ruling. The decision changes the tax treatment of share-based compensation expenses for the purpose of determining intangible development costs under a company’s research and development cost sharing arrangement. While Cisco was not a named party to the case, the decision resulted in a change in Cisco’s tax benefits recognized in its financial statements.

Additional reconciliations between GAAP and non-GAAP financial measures are provided in the tables that follow on page 11.

CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	July 25, 2009	July 26, 2008
ASSETS
Current assets:
Cash and cash equivalents	$5,718	$5,191
Investments	29,283	21,044
Accounts receivable, net of allowance for doubtful accounts of $216 at July 25, 2009 and $177 at July 26, 2008	3,177	3,821
Inventories	1,074	1,235
Deferred tax assets	2,320	2,075
Prepaid expenses and other current assets	2,605	2,333

Total current assets	44,177	35,699

Property and equipment, net	4,043	4,151
Goodwill	12,925	12,392
Purchased intangible assets, net	1,702	2,089
Other assets	5,281	4,403

TOTAL ASSETS	$68,128	$58,734

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$500
Accounts payable	675	869
Income taxes payable	166	107
Accrued compensation	2,535	2,428
Deferred revenue	6,438	6,197
Other current liabilities	3,841	3,757

Total current liabilities	13,655	13,858

Long-term debt	10,295	6,393
Income taxes payable	2,007	749
Deferred revenue	2,955	2,663
Other long-term liabilities	539	669

Total liabilities	29,451	24,332

Minority interest	30	49

Shareholders’ equity	38,647	34,353

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$68,128	$58,734

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Twelve Months Ended
	July 25, 2009	July 26, 2008
Cash flows from operating activities:
Net income	$6,134	$8,052
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and other noncash items	1,768	1,744
Employee share-based compensation expense	1,140	1,025
Share-based compensation expense related to acquisitions and investments	91	87
Provision for doubtful accounts	54	34
Deferred income taxes	(574)	(772)
Excess tax benefits from share-based compensation	(22)	(413)
In-process research and development	63	3
Net losses (gains) on investments	80	(103)
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	610	171
Inventories	187	104
Lease receivables, net	(222)	(488)
Accounts payable	(208)	62
Income taxes payable and receivable	768	178
Accrued compensation	175	351
Deferred revenue	572	1,812
Other assets	(780)	(361)
Other liabilities	61	603

Net cash provided by operating activities	9,897	12,089

Cash flows from investing activities:
Purchases of investments	(41,225)	(22,399)
Proceeds from sales of investments	20,473	16,086
Proceeds from maturities of investments	12,352	3,904
Acquisition of property and equipment	(1,005)	(1,268)
Acquisition of businesses, net of cash and cash equivalents acquired	(426)	(398)
Change in investments in privately held companies	(89)	(101)
Other	(39)	(17)

Net cash used in investing activities	(9,959)	(4,193)

Cash flows from financing activities:
Issuance of common stock	863	3,117
Repurchase of common stock	(3,611)	(10,441)
Issuance of long-term debt	3,991	—
Repayment of long-term debt	(500)	—
Settlement of interest rate derivatives related to long-term debt	(42)	432
Excess tax benefits from share-based compensation	22	413
Other	(134)	46

Net cash provided by (used in) financing activities	589	(6,433)

Net increase in cash and cash equivalents	527	1,463
Cash and cash equivalents, beginning of fiscal year	5,191	3,728

Cash and cash equivalents, end of fiscal year	$5,718	$5,191

Certain reclassifications have been made to prior year amounts to conform to the current year’s presentation.

ADDITIONAL FINANCIAL INFORMATION

(In millions)

(Unaudited)

	July 25, 2009	July 26, 2008
CASH AND CASH EQUIVALENTS AND INVESTMENTS
Cash and cash equivalents	$5,718	$5,191
Fixed income securities	28,355	19,869
Publicly traded equity securities	928	1,175

Total	$35,001	$26,235

INVENTORIES
Raw materials	$165	$111
Work in process	33	53
Finished goods:
Distributor inventory and deferred cost of sales	382	452
Manufactured finished goods	310	381

Total finished goods	692	833
Service-related spares	151	191
Demonstration systems	33	47

Total	$1,074	$1,235

PROPERTY AND EQUIPMENT, NET
Land, buildings, and leasehold improvements	$4,618	$4,445
Computer equipment and related software	1,823	1,770
Production, engineering, and other equipment	5,075	4,839
Operating lease assets	227	209
Furniture and fixtures	465	439

	12,208	11,702
Less accumulated depreciation and amortization	(8,165)	(7,551)

Total	$4,043	$4,151

OTHER ASSETS
Deferred tax assets	$2,122	$1,770
Investments in privately held companies	709	706
Lease receivables, net (1)	966	862
Financed service contracts (2)	676	588
Loan receivables (3)	537	216
Other	271	261

Total	$5,281	$4,403

DEFERRED REVENUE
Service	$6,496	$6,133
Product
Unrecognized revenue on product shipments and other deferred revenue	2,490	2,152
Cash receipts related to unrecognized revenue from two-tier distributors	407	575

Total product deferred revenue	2,897	2,727

Total	$9,393	$8,860

Reported as:
Current	$6,438	$6,197
Noncurrent	2,955	2,663

Total	$9,393	$8,860

Note:

(1)	The current portion of lease receivables, net, which was $626 million and $554 million as of July 25, 2009 and July 26, 2008, respectively, is recorded in prepaid expenses and other current assets.

(2)	The current portion of financed service contracts, which was $940 million and $730 million as of July 25, 2009 and July 26, 2008, respectively, is recorded in prepaid expenses and other current assets. These financed service contracts primarily relate to technical support services, and the associated revenue is deferred and recognized ratably over the period during which the services are to be performed, which is typically from one to three years.

(3)	The current portion of loan receivables which was $236 million and $263 million as of July 25, 2009 and July 26, 2008, respectively, is recorded in prepaid expenses and other current assets.

SUMMARY OF EMPLOYEE SHARE-BASED COMPENSATION EXPENSE

(In millions)

	Three Months Ended		Twelve Months Ended
	July 25, 2009	July 26, 2008	July 25, 2009	July 26, 2008
Cost of sales—product	$13	$10	$46	$40
Cost of sales—service	34	28	128	108

Employee share-based compensation expense in cost of sales	47	38	174	148

Research and development	85	71	333	295
Sales and marketing	120	110	440	434
General and administrative	53	39	193	148

Employee share-based compensation expense in operating expenses	258	220	966	877

Total employee share-based compensation expense	$305	$258	$1,140	$1,025

The income tax benefit for employee share-based compensation expense was $74 million and $298 million for the fourth quarter and for fiscal 2009, respectively, and $83 million and $330 million for the fourth quarter and for fiscal 2008, respectively.

RECONCILIATION OF SHARES USED IN THE GAAP AND NON-GAAP

DILUTED NET INCOME PER SHARE CALCULATION

(In millions)

	Three Months Ended		Twelve Months Ended
	July 25, 2009	July 26, 2008	July 25, 2009	July 26, 2008
Shares used in diluted net income per share calculation—GAAP	5,813	6,034	5,857	6,163
Effect of SFAS 123(R)	27	(16)	19	(10)

Shares used in diluted net income per share calculation—Non-GAAP	5,840	6,018	5,876	6,153

RECONCILIATION OF GAAP TO NON-GAAP COST OF SALES

USED IN INVENTORY TURNS

(In millions)

	Three Months Ended
	July 25, 2009	April 25, 2009	July 26, 2008
GAAP cost of sales	$3,074	$2,933	$3,733
Employee share-based compensation expense	(47)	(43)	(38)
Amortization of acquisition-related intangible assets	(39)	(43)	(54)
Enhanced early retirement benefits	(28)	—	—

Non-GAAP cost of sales	$2,960	$2,847	$3,641